Exhibit 16.1

March 26, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by First United Corporation contained in Item 4.01 of the Form 8-K dated March 26, 2021. We agree with the statements concerning our Firm in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania